Exhibit 23.1

The Board of Directors
Guitar Center, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-88677, 333-88675, 333-26257, 333-39364, 333-62608, 333-62610, 333-62732, 333-65220, 333-98127 and 333-88244) on Form S-8, S-3 and S-4 of Guitar Center, Inc. of our report dated February 11, 2003, with respect to the consolidated balance sheets of Guitar Center, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Guitar Center, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets."

                      KPMG LLP

Los Angeles, California
March 14, 2003